Exhibit 99.1

SkyTerra and MSV Announce Closing of Transactions to Consolidate

Ownership of Mobile Satellite Ventures

Simplified Ownership Expected to Enhance Both Strategic Flexibility and Access to Capital for MSV

(New York, New York, September 25, 2006) - SkyTerra Communications, Inc. (OTCBB: SKYT) and Mobile Satellite Venture LP (MSV) announced today that it has completed the closing of the previously announced transactions to consolidate the ownership and control of MSV. As a result of the transactions completed today, SkyTerra now owns approximately 52% of the outstanding limited partnership interests of MSV and approximately 78% of the outstanding common stock of its general partner, each on a fully-diluted basis. In connection with these transactions, SkyTerra may acquire additional limited partnership interests in MSV from Motient Corporation, which, if acquired, would result in SkyTerra owning approximately 70% of the limited partnership interests of MSV. In connection with the transactions that closed today, SkyTerra issued approximately 39.6 million shares of its common stock to the other former partners in the joint venture, including 25.5 million shares of non-voting common stock to Motient.

MSV is developing a hybrid satellite-terrestrial communications network, which it expects will provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to conventional handsets.

Alexander H. Good, Vice Chairman, CEO and President of MSV, said “The completion of the transaction is very positive for MSV - streamlining its ownership structure, better positioning the Company to pursue strategic opportunities and relationships and improving its ability to access the capital markets.”

“SkyTerra and MSV look forward to working to achieve their vision of a new category of wireless services that serves the needs of consumers, businesses, and government users,” added Jeffrey Leddy, Chief Executive Officer and President of SkyTerra.

About SkyTerra Communications, Inc. and Mobile Satellite Ventures:

SkyTerra owns a controlling interest in MSV and also owns a minority stake in TerreStar Networks, Inc. MSV is developing a hybrid satellite-terrestrial communications network, which it expects will provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to conventional handsets. MSV holds the first and only FCC license to provide hybrid satellite-terrestrial services. MSV plans to launch two satellites for coverage of the United States and Canada, which are expected to be among the largest and most powerful commercial satellites ever built. When completed, the network is expected support communications in a variety of areas including public safety, homeland security, aviation, transportation and entertainment, by providing a platform for interoperable, user-friendly and feature-rich voice and high-speed data services.

http://www.msvlp.com

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward–looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of SkyTerra and MSVand the transactions and plans described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words. Such forward–looking statements are subject to uncertainties relating to the ability of SkyTerra and MSV to raise additional capital or consummate a strategic transaction., as well as the ability of SkyTerra and MSV to execute their business plan. We assume no obligation to update or supplement such forward–looking statements.

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